Exhibit 99.1

   Ramco-Gershenson Announces $450 Million Joint Venture to Acquire
              Midwest and Mid-Atlantic Shopping Centers


    FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--Jan. 8, 2007--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has formed a joint venture (the Venture) with an investor advised by Heitman LLC. The Venture will acquire up to $450 million of core and core-plus community shopping centers located in the Midwestern and Mid-Atlantic United States. Ramco-Gershenson and the Investor will hold a 20% and 80% equity interest in the Venture, respectively. The leverage on the acquired assets is expected to be 65%. In addition, Ramco will contribute three of its core shopping centers to the Venture for approximately $125.0 million. The Venture has 24 months to acquire the balance of the program commitment. Deutsche Bank Securities Inc. acted as a financial advisor to Ramco for the transaction.

    Ramco-Gershenson will manage the Venture and its properties and will receive fees for its services. Ramco expects the Venture to enhance its presence and operating efficiencies in the named markets.

    "We are very excited about the formation of this joint venture, which covers a well defined area of the country and is not in conflict with our other ventures," said Dennis Gershenson, President and Chief Executive Officer. "We know the Midwest and Mid-Atlantic markets well and are positioned to significantly expand our presence there. We are confident that we have staffed our organization appropriately for the successful execution of this transaction as well as our other partnership commitments."

    About Ramco-Gershenson Properties Trust

    Ramco-Gershenson Properties Trust owns interests in 81 shopping centers totaling approximately 18.3 million square feet of gross leasable area, consisting of 80 community centers and one enclosed regional mall. The Company's centers are located in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, and Maryland. Headquartered in Farmington Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

    About Heitman LLC

    Heitman LLC, founded in 1966 and headquartered in Chicago, manages approximately $16.5 billion in assets invested directly and indirectly in real estate in the US, Europe and Asia. The firm's clients include US and international institutions, pension plans, endowments and foundations, and individual investors.

    This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be reviewed in conjunction with the Company's filings with the U.S. Securities and Exchange Commission and other publicly available information regarding the Company. Management of Ramco-Gershenson believes that expectations reflected in forward-looking statements are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Company's properties are located, the performance of tenants at the Company's properties as well as other factors.

    For further information on Ramco-Gershenson Properties Trust visit the Company's Website at www.rgpt.com


    CONTACT: Ramco-Gershenson Properties Trust
             Dennis Gershenson, President & CEO
             or Richard Smith, CFO, 248-350-9900
             Fax: 248-350-9925